UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
☐	Definitive Information Statement
☒	Definitive Additional Materials

THEGLOBE.COM, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT NOTICE TO STOCKHOLDERS OF theglobe.com, inc. (the “COMPANY”)
REGARDING THE AVAILABILITY OF THE COMPANY’S INFORMATION STATEMENT
RELATING TO A WRITTEN CONSENT OF THE COMPANY’S STOCKHOLDERS

Under new Securities and Exchange Commission rules, you are receiving this notice that the Information Statement of the Company is available on the Internet. Follow the instructions below to view the Information Statement or request a printed copy.

On July 9, 2008, the holders of more than a majority of the outstanding shares of common stock of the Company acted by written consent, without a meeting of stockholders, to adopt the Purchase Agreement by and between the Company, our subsidiary, Tralliance Corporation (“Tralliance”), and The Registry Management Company, LLC (“Registry Management” or “Buyer”) (the “Purchase Agreement”), and approve the transactions contemplated thereby. Under the Purchase Agreement, the Company will sell two hundred twenty nine million (229,000,000) shares of its common stock, together with substantially all of the assets of Tralliance to Registry Management for consideration consisting of (i) surrender to theglobe of secured demand convertible promissory notes issued by theglobe and held by the Buyer in the aggregate principal amount of $4.25 million, together with all accrued and unpaid interest thereon (approximately $1.148 million as of May 31, 2008), (ii) satisfaction of outstanding rent and miscellaneous fees due and unpaid to the Buyer through the date of closing of the Purchase Agreement (equal to an aggregate of approximately $722 thousand as of May 31, 2008), and (iii) an earn-out equal to 10% of the Buyer’s “net revenue” (as defined) derived from “.travel” names registered by the Buyer through May 5, 2015.

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement. The Information Statement regarding this transaction is available at www.theglobe.com/informationstatement.pdf.

If you want to receive a paper or e-mail copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before August 25, 2008 to facilitate timely delivery.

The earliest date that the written consent of the stockholders may be effected, and the Purchase Agreement consummated is 40 days after the mailing of this Notice (approximately, September 9, 2008).

Here’s how to order a copy of the Information Statement:

Telephone — Call our transfer agent, American Stock Transfer and Trust Company, LLC (AST), free of charge at 800-937-5449 in the US, Canada or Puerto Rico using a touch-tone phone and follow the instructions. From outside the US, Canada or Puerto Rico, call theglobe at 954/769-5900.

Internet — Go to www.theglobe.com/informationstatement and follow the instructions.

Email — Send an email message with “Information Statement Order” in the Subject field and your name and address to ir@corp.theglobe.com

The approximate date of mailing to stockholders of this Notice of Internet Availability of the Company’s Information Statement is July 30, 2008.